EXHIBIT 21.1

Subsidiaries of the Company

GTA GP, Inc. - Delaware

GTA LP, Inc. - Delaware

Pernix Therapeutics, LLC- Louisiana

Gaine, Inc. - Delaware

Macoven Pharmaceuticals, LLC- Louisiana

Respicopea Inc. – Delaware

Pernix Manufacturing, LLC – Texas

Pernix Sleep, Inc. – Delaware

Cypress Pharmaceutical, Inc. – Mississippi

Hawthorn Pharmaceuticals, Inc. - Mississippi